Exhibit 10.2

SED INTERNATIONAL HOLDINGS, INC.

RESTRICTED STOCK GRANT AGREEMENT

October 23, 2007
(“Grant Date”)

[Name and address]

Dear [                         ]:

          SED International Holdings, Inc. (the “Company”) hereby awards to you under its 2007 Restricted Stock Plan (the “Plan”) __________shares of its Common Stock, $0.01 par value per share (the “Shares”) pursuant to the terms and conditions of this Agreement. The Company represents that the Shares are fully paid and non-assessable. The Shares are subject to the vesting provisions set forth herein and certain other restrictions as provided for herein. Capitalized terms used herein and not defined herein shall have the meaning ascribed thereto in the Plan.

          You are entitled to all the rights and privileges of a holder of the Shares (including the right to receive and retain all cash dividends declared thereon). As used herein the term “Shares” shall mean and include, in addition to the above referenced number of shares, any new shares or other securities convertible into shares resulting from any merger or reorganization of the Company, or the recapitalization, reclassification or split of the Shares, or any stock dividend paid on the Shares.

          By accepting the Shares you agree as follows:

1.	The Shares shall vest as follows on the following dates (each, a “Vesting Date”):

	(i)	one-third of the Shares shall vest on October 23, 2009;

	(ii)	one-third of the Shares shall vest on October 23, 2010; and

	(iii)	one-third of the Shares shall vest on October 23, 2011.

          2.      No Shares shall be sold, conveyed, transferred, pledged, encumbered or otherwise disposed of (any such disposition being herein called a “Transfer”) prior to the date on which such Shares shall have vested as provided in Section 1 above, except that this Transfer restriction shall lapse, and full vesting shall be accelerated with respect to all non-vested Shares that have not been previously transferred to the Company upon: (i) your death; (ii) your Disability; (iii) the termination of your employment by the Company other than for Cause, or (iv) your termination of your employment upon a Change in Control Event.

          3.     If at any time subsequent to the Grant Date you cease to be an employee of the Company for reasons other than as set forth in Section 2 above, then the balance of the unvested Shares then being held in escrow shall be immediately forfeited to the Company (an “Event of Forfeiture”). Immediately upon an Event of Forfeiture, such Shares shall be deemed to have been transferred to the Company and you shall have no further rights or privileges as a holder of the Shares so transferred.

          4.      You represent and agree that you will only sell, transfer, pledge or hypothecate any of the Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or in a transaction wherein registration under the Securities Act is not required.

          5.     You represent and agree that you are taking the Shares for investment and not for resale or distribution. All certificates for Shares shall be endorsed as follows:

        “The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The shares have been acquired for investment purposes and must be held unless they are subsequently registered under the Securities Act of 1933, as amended, or, in the opinion of counsel to for the Company, an exemption from registration under said Act is available.”; and

        “The transferability of this certificate and the Stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the 2007 Restricted Stock Plan and an Agreement entered into between the registered owner of such Stock and the Company. A copy of the 2007 Restricted Stock Plan and Agreement is on file with the Secretary of the Company.”

          6.     You will be required to satisfy any potential federal, state, local or other tax withholding liability. Such liability must be satisfied at the time the Shares become “substantially vested” (as defined in the regulations issued under Section 83 of the Internal Revenue Code), which would likely be when the restrictions on the Shares lapse. At such time you will be required to report the total value of the Shares as of the date the Shares become substantially vested as ordinary income. This could result in a significant income tax burden to you if the Shares greatly appreciate in value from the date of this Agreement through such time as the Shares become substantially vested. THE FOREGOING IS NOT INTENDED TO CONSTITUTE TAX ADVICE NOR IS IT NECESSARILY COMPREHENSIVE IN LIGHT OF YOUR PERSONAL TAX SITUATION. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR GENERALLY WITH RESPECT TO THE TAX IMPLICATIONS OF THIS AWARD.

          Unless we approve other arrangements, you must deliver to us either a check or money order in the amount of the required withholding amount on each Vesting Date. In the event of a shortfall, we will withhold the remaining required withholding amount from any compensation which becomes due and payable to you.

          7.     In order to facilitate compliance with the transactions described herein, until the Shares vest, certificates representing the shares will be held in escrow by the Company (the “Escrowee”). If and when Shares vest they will be released to you, as soon as is reasonably practicable, subject to your payment of applicable withholding taxes. The Escrowee will hold the Shares pursuant to the terms and conditions of this Restricted Stock Grant Agreement, together with stock powers in the form annexed hereto duly endorsed by you, in blank, with your signature guaranteed thereon by a commercial bank, and shall dispose of them in accordance with all of the terms hereof. The deposit of the Shares into escrow shall not affect your rights as the record holder of the Shares. The Escrowee shall be under no duty except to receive the Shares and dispose of them in accordance with the terms hereof. The Company may redesignate an Escrowee at any time on notice to you.

          8.     This Agreement shall be binding upon and inure to the benefit of you and the Company and your and its respective successors and legal representatives.

          9.     Nothing contained in this Agreement shall confer upon you the right to continue in the employment of the Company or affect any right which the Company may have to terminate your employment.

Very truly yours,

SED International Holdings, Inc.

By:

Lyle Dickler, Vice President of Finance

Acceptance:

I hereby accept the Shares and agree to all of the terms and conditions described herein.

[Name of Employee]